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
----------------                               U.S. SECURITIES AND EXCHANGED COMMISSION                  ---------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL      |
----------------                                                                                        |--------------------------|
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number      3235-0362|
[ ] no longer Subject                                                                                   |Expires:September 30,1998|
    to Section 16.                                                                                      |Estimated ave. burden    |
                                                                                                        |hours per response....1.0|
[ ] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   ---------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Trans. Rep.                   Section 30(f) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to  |
|                                        |                                                |  Issuer (Check all Applicable)        |
|                                        |                                                |                                       |
|   COWAN                DAVID     JOHN  |    NETSTAFF, INC. - NTSF                       |  X Director             10% Owner     |
|----------------------------------------|------------------------------------------------|---                   ---              |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer               Other         |
|                                        |  of Reporting Person  |  Year                 |---(give title below) ---(Specify below)|
|                                        |  (Voluntary)          |                       |                                        |
|                                        |                       |     12/31/1999        |                                        |
|  3879 West King Edward Avenue          |                       |                       |                                        |
|----------------------------------------|                       |-----------------------|-----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing    |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)             |
|                                        |                       |                        |                                       |
|                                        |                       |                        | x  Form filed by One Reporting Person |
|                                        |                       |                        |---                                    |
|                                        |                       |                        |    Form filed by More than One        |
|  Vancouver  British Columbia  V6S 1M9  |                       |                        |--- Reporting Person                   |
|---------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                          |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned   |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of     |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities    |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially  |Form|  Ownership         |
|                               |            |         |                               | Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------| Issuer's       |or  |                    |
|                               |            |         |                |(A) |         | Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4)|    |                    |
|-------------------------------|------------|---------|----------------|----|---------|----------------|----|--------------------|
|                               |            |         |                |    |         |                |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|----------------|----|--------------------|
| -                             | -          | -       | -              | -  | -       | -              | -  | -                  |
|                               |            |         |                |    |         |                |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|----------------|----|--------------------|
|                               |            |         |                |    |         |                |    |                    |
|                               |            |         |                |    |         |                |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|----------------|----|--------------------|
|                               |            |         |                |    |         |                |    |                    |
|                               |            |         |                |    |         |                |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|----------------|----|--------------------|
|                               |            |         |                |    |         |                |    |                    |
|                               |            |         |                |    |         |                |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|----------------|----|--------------------|
|                               |            |         |                |    |         |                |    |                    |
|                               |            |         |                |    |         |                |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|----------------|----|--------------------|
Reminder: Report on a separate line for each class securities owned directly or indirectly.                        SEC 2270 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                 PAGE:  1 OF 2
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FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
----------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of     |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities        |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)    |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                    |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                    |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                    |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|--------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or|          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of|          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares   |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|---------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|---------|----------|----------|----|----------|
| -        | -       | -   | -       | -        | -        | -   | -   | -        | -       | -        | -        | -  |  -       |
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|---------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|---------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|---------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|          |         |     |         |          |          |     |     |          |         |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|---------|----------|----------|----|----------|
Explanation of Responses:




**Intentional misstatements or omissions of facts constitute Federal              David Cowan                          03/24/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            --------------------------------------   ----------

                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                        SEC 2270 (7-97)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number


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